Exhibit 99.2.1

PRO FORMA VALUATION UPDATE REPORT

SECOND-STEP CONVERSION

HarborOne Bancorp, Inc. | Brockton, Massachusetts

PROPOSED HOLDING COMPANY FOR:
HarborOne Bank | Brockton, Massachusetts

Dated as of May 17, 2019

4250 North Fairfax Drive, Suite 600
Arlington, Virginia 22203
703.528.1700
rpfinancial.com

May 17, 2019

Boards of Trustees

HarborOne Mutual Bancshares

Board of Directors

HarborOne Bancorp, Inc.

HarborOne Bank

770 Oak Street

Brockton, Massachusetts 02301

Members of the Boards of Trustees and Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof. Our original appraisal report, dated February 8, 2019 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On March 5, 2019, the Board of Trustees of HarborOne Mutual Bancshares (the “MHC”) and the Board of Directors of HarborOne Bancorp, Inc. (“HONE”) and HarborOne Bank adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, HONE, which currently owns all of the issued and outstanding common stock of HarborOne Bank, Brockton, Massachusetts (the “Bank”), will be succeed by a Massachusetts corporation with the name of HarborOne Bancorp, Inc. (“HarborOne Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as HarborOne Bancorp or the Company, unless otherwise identified as HONE. As of March 31, 2019, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 53.07% of the common stock (the “MHC Shares”) of HONE. The remaining 46.93% of HONE’s common stock is owned by public stockholders.

It is our understanding that HarborOne Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Employees, Officers, Directors, Trustees and Corporators, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the

4250 N. Fairfax Dr., Suite 600	Main: (703) 528-1700
Arlington, VA 22203	Fax: (703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of HONE will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in HarborOne Bancorp’s financial condition, including financial data through March 31, 2019; (2) an updated comparison of HarborOne Bancorp’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which HarborOne Bancorp’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.              Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended December 31, 2018 and updated financial information through March 31, 2019. HarborOne Bancorp’s assets increased by $2.9 million or 0.08% from December 31, 2018 to March 31, 2019, as growth of net loans receivable was largely offset by decreases in cash and investments and loans held for sale. Overall, cash and investments (inclusive of FHLB stock) decreased from $384.5 million or 10.52% of assets at December 31, 2018 to $378.8 million or 10.36% of assets at March 31, 2019. Loans receivable increased from $2.965 billion or 81.16% of assets at December 31, 2018 to $2.979 billion or 81.49% of assets at March 31, 2019. Loans held for sale decreased from $42.1 million or 1.15% of assets at December 31, 2018 to $32.4 million or 0.89% of assets at March 31, 2019. The balances for bank-owned life insurance (“BOLI”) and goodwill/other intangible assets were respectively slightly higher and lower at March 31, 2019 compared to December 31, 2018.

Table 1

HarborOne Bancorp, Inc.
Recent Financial Data

	At December, 31, 2018		At March 31, 2019
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$3,653,121	100.00%	$3,655,996	100.00%
Cash, cash equivalents	105,521	2.89	101,555	2.78
Investment securities avail. for sale	209,293	5.73	219,966	6.02
Investment securities held to maturity	44,688	1.22	41,104	1.12
Loans held for sale	42,107	1.15	32,449	0.89
Loans receivable, net	2,964,852	81.16	2,979,247	81.49
Bank-owned life insurance	44,635	1.22	44,882	1.23
FHLB stock	24,969	0.68	16,134	0.44
Goodwill and other intangible assets	78,467	2.15	77,374	2.12
Deposits	2,685,061	73.50	2,836,645	77.59
Borrowings	553,735	15.16	389,747	10.66
Total equity	357,574	9.79	363,448	9.94
Tangible equity	279,107	7.64	286,074	7.82

	12 Months Ended December 31, 2018		12 Months Ended March, 31, 2019
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$115,708	3.96%	$128,076	4.05%
Interest expense	(26,778)	(0.92)	(33,240)	(1.05)
Net interest income	88,930	3.04	94,836	3.00
Provisions for loan losses	(3,828)	(0.13)	(3,877)	(0.12)
Net interest income after prov.	85,102	2.91	90,959	2.88

Mrtg. banking income/Loan sale gains	30,609	1.05	27,828	0.88
Other non-interest operating income	18,584	0.64	19,858	0.63
Gain on sale and call of securities	5	0.00	5	0.00
Merger expenses	(5,092)	(0.17)	(4,606)	(0.14)
Non-interest operating expense	(115,001)	(3.93)	(120,480)	(3.82)
Income before income tax expense	14,207	0.49	13,564	0.43
Income taxes	(2,813)	(0.10)	(2,355)	(0.07)
Net income	$11,394	0.39%	$11,209	0.36%

Sources: HarborOne Bancorp’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

Updated credit quality measures showed a slight increase in non-performing assets during the quarter ended March 31, 2019, which was primarily due to an increase in non-accruing commercial business loans. HarborOne Bancorp’s non-performing assets increased from $18.5 million or 0.51% of assets at December 31, 2018 to $19.3 million or 0.53% of assets at March 31, 2019. As of March 31, 2019, non-performing assets consisted of $18.3 million of non-accruing loans and $983,000 of other real estate owned and repossessed assets.

Asset growth during the quarter ended March 31, 2019 was primarily funded by deposit growth, which also funded a reduction in borrowings. Deposits increased from $2.685 billion or 73.50% of assets at December 31, 2018 to $2.837 billion or 77.59% of assets at March 31, 2019, which was primarily due to growth of transaction and savings account deposits. Borrowings decreased from $553.7 million or 15.16% of assets at December 31,2018 to $389.7 million or 10.66% of assets at March 31, 2019, as the Company paid down a portion of its short-term FHLB advances. HarborOne Bancorp’s equity increased from $357.6 million or 9.79% of assets at December 31, 2018 to $363.4 million or 9.94% of assets at March 31, 2019 and tangible equity increased from $279.1 million or 7.64% of assets at December 31, 2018 to $286.1 million or 7.82% of assets at March 31, 2019. The increase in capital was due to retention of earnings and the balance of accumulated other comprehensive income (loss) going from a loss of $2.4 million at December 31, 2018 to income of $130,000 at March 31, 2019.

HarborOne Bancorp’s operating results for the twelve months ended December 31, 2018 and March 31, 2019 are also set forth in Table 1. The Company’s reported earnings decreased from $11.4 million or 0.39% of average assets for the twelve months ended December 31, 2018 to $11.2 million or 0.36% of average assets for the twelve months ended March 31, 2019. The decrease in net income was primarily due to a decline in mortgage banking income and an increase in operating expenses, which were largely offset by increases in net interest income and other non-interest operating income as well as a decrease in merger expenses.

HarborOne Bancorp’s net interest income increased from $88.9 million or 3.04% of average assets for the twelve months ended December 31, 2018 to $94.8 million or 3.00% of average assets for the twelve months ended March 31, 2019. The increase in net interest income was due to a more significant increase in interest income compared to interest expense. The increases in interest income and interest expense were in a large part related to the increases in interest-earning assets and interest-bearing liabilities as the result of the acquisition of Coastway Bancorp, Inc. (“Coastway Bancorp”), which was completed on October 5, 2018. Additionally, a higher yield earned on interest-earning assets and a high cost of funds contributed to in the increases in interest income and interest expense during the most recent twelve month period, which was also in part related to the acquisition of Coastway Bancorp’s interest-earning assets and interest-bearing liabilities.

Operating expenses increased from $115.0 million or 3.93% of average assets for the twelve months ended December 31, 2018 to $120.5 million or 3.82% of average assets for the twelve months ended March 31, 2019. Operating expenses resulting from the acquisition of Coastway Bancorp accounted for most of the increase in the Company’s updated operating expenses. Expenses related to the new branch opened in Stoughton and the commercial loan office added in Boston also contributed to the increase in the Company’s updated operating expenses. Overall, HarborOne Bancorp’s updated ratios for net interest income and operating expenses provided for a slight increase in the expense coverage ratio (net interest income divided by operating expenses) from 0.77x for the twelve months ended December 31, 2018 to 0.79x for the twelve months ended March 31, 2019.

Non-interest operating income (inclusive of mortgage banking income) was lower during the most recent twelve month period, decreasing from $49.2 million or 1.69% of average assets for the twelve months ended December 31, 2018 to $47.7 million or 1.51% of average assets for the twelve months ended March 31, 2019. The decrease in non-interest operating income was due to a decrease in mortgage banking income, as the result of lower mortgage originations and a decrease in the fair value of mortgage servicing rights for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018. Partially offsetting the decrease in mortgage banking income was an increase in other non-interest operating income, which was mostly due to an increase in deposit account fee income realized from the acquisition of Coastway Bancorp. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 84.70% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 83.09% efficiency ratio recorded for the twelve months ended December 31, 2018.

Slightly higher loan loss provisions were established during the most recent twelve period, increasing from $3.8 million or 0.13% of average assets for the twelve months ended December 31, 2018 to $3.9 million or 0.12% of average assets for the twelve months ended March 31, 2019. As of March 31, 2019, the Company maintained an allowance for loan losses of $21.3 million equal to 116.40% of non-performing loans.

Updated non-operating income and losses showed a decline in merger expenses from $5.1 million or 0.17% of average assets for the twelve months ended December 31, 2018 to $4.6 million or 0.14% of average assets for the twelve months ended March 31, 2019, while gains on the sale of securities equaled $5,000 for both twelve month periods shown in Table 1.

The income tax expense decreased from $2.8 million or 0.10% of average assets for the twelve months ended December 31, 2018 to $2.4 million or 0.07% of average assets for the twelve months ended March 31, 2019. The decrease in income tax expense was primarily due to a decrease in pre-tax income.

2.                                      Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for HarborOne Bancorp, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through March 31, 2019, unless indicated otherwise for the Peer Group companies.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a higher concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 92.74% and 94.39%, respectively.

Table 2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2019

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
HarborOne Bancorp, Inc.		MA
March 31, 2019			2.78%	7.58%	1.23%	82.38%	77.59%	9.74%	0.92%	9.94%	2.12%	7.82%	33.65%	8.49%	33.95%	33.35%	72.18%	5.39%	-13.62%	8.62%	10.40%	11.14%

All Public Companies
Averages			4.26%	14.06%	1.76%	76.22%	74.70%	10.75%	0.42%	12.93%	1.06%	11.85%	11.20%	11.80%	12.68%	12.34%	-2.59%	17.17%	14.86%	11.14%	15.40%	16.59%
Medians			3.09%	11.18%	1.84%	77.91%	76.42%	9.50%	0.00%	11.81%	0.31%	10.82%	6.56%	3.41%	5.69%	7.73%	-5.58%	4.07%	4.19%	10.64%	14.16%	14.85%

State of MA
Averages			5.14%	6.87%	1.43%	84.34%	75.34%	13.15%	0.18%	10.62%	0.22%	9.97%	9.81%	-5.12%	12.14%	11.26%	5.94%	3.00%	3.94%	9.99%	12.25%	13.05%
Medians			4.78%	8.05%	1.10%	84.46%	77.60%	9.95%	0.00%	10.84%	0.00%	9.98%	11.23%	-3.19%	13.17%	12.20%	-9.12%	1.42%	4.84%	9.99%	12.31%	13.10%

Comparable Group
Averages			3.62%	12.46%	2.31%	78.31%	72.57%	13.00%	0.29%	12.83%	0.76%	11.70%	8.09%	8.16%	8.01%	9.63%	4.54%	2.95%	2.63%	12.12%	15.82%	16.90%
Medians			2.24%	10.87%	2.30%	77.86%	72.61%	12.36%	0.00%	11.61%	0.56%	10.27%	4.71%	1.75%	3.87%	5.69%	1.61%	3.95%	4.46%	10.75%	14.01%	14.77%
Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	2.22%	8.85%	1.73%	84.71%	68.07%	18.21%	1.76%	9.36%	NA	9.64%	2.36%	19.04%	-0.02%	-0.52%	15.03%	-0.28%	0.64%	8.81%	11.04%	13.77%
ESSA	ESSA Bancorp, Inc.	PA	2.26%	19.79%	2.13%	72.73%	70.48%	18.41%	0.00%	10.00%	0.82%	9.19%	0.82%	-5.87%	3.40%	4.40%	-11.24%	3.53%	4.08%	8.96%	12.38%	13.32%
FDEF	First Defiance Financial Corp.	OH	3.49%	9.71%	2.11%	78.45%	83.38%	2.11%	1.12%	12.29%	3.19%	9.10%	6.56%	-0.29%	7.89%	7.79%	-10.71%	4.37%	6.48%	10.75%	11.73%	12.73%
KRNY	Kearny Financial Corp.	NJ	0.81%	20.78%	3.82%	69.50%	62.14%	19.92%	0.00%	17.39%	NA	11.81%	34.96%	17.68%	39.24%	34.90%	55.66%	16.84%	9.75%	14.42%	22.64%	23.45%
EBSB	Meridian Bancorp, Inc.	MA	5.56%	0.92%	0.65%	90.89%	79.97%	8.61%	0.00%	10.93%	0.36%	10.56%	15.03%	-3.50%	16.48%	19.90%	-7.15%	4.70%	4.84%	10.74%	10.89%	11.77%
NFBK	Northfield Bancorp, Inc.	NJ	1.88%	20.58%	3.40%	70.87%	74.09%	10.02%	0.00%	14.91%	0.86%	14.05%	11.95%	48.20%	3.46%	16.18%	0.08%	5.70%	6.12%	14.44%	17.05%	17.80%
ORIT	Oritani Financial Corp.	NJ	0.43%	9.77%	2.46%	85.78%	71.14%	13.47%	0.00%	13.02%	0.00%	13.02%	-1.63%	3.78%	-1.99%	-1.89%	3.13%	-4.31%	-4.31%	12.92%	14.46%	15.25%
TRST	TrustCo Bank Corp NY	NY	12.01%	11.19%	0.00%	74.02%	85.59%	4.20%	0.00%	9.73%	0.01%	9.72%	4.56%	-1.24%	5.35%	4.20%	6.17%	8.57%	8.58%	10.05%	18.30%	19.55%
WSBF	Waterstone Financial, Inc.	WI	5.44%	10.56%	3.52%	77.27%	53.79%	23.76%	0.00%	19.93%	0.04%	19.90%	4.86%	6.69%	4.28%	6.48%	5.50%	-3.26%	-3.29%	20.10%	26.18%	27.04%
WNEB	Western New England Bancorp, Inc.	MA	2.10%	12.47%	3.29%	78.88%	77.04%	11.25%	0.00%	10.74%	0.76%	9.98%	1.45%	-2.88%	2.03%	4.90%	-11.09%	-6.31%	-6.60%	9.99%	13.56%	14.28%

(1)         Includes loans held for sale.

(2)         Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:       S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2019

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	Nil	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-lnt	Non-lnt	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	Nil	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
HarborOne Bancorp. Inc.		MA
March 31, 2019			0.36%	4.05%	1.05%	3.00%	0.12%	2.88%	0.88%	0.63%	3.82%	-0.14%	0.00%	0.07%	4.32%	1.38%	2.94%	$5,633	17.36%

All Public Companies
Averages			0.90%	4.07%	0.95%	3.12%	0.09%	2.99%	0.40%	0.50%	2.73%	-0.02%	0.00%	0.25%	4.32%	1.38%	3.06%	$10,117	21.36%
Medians			0.81%	3.87%	0.98%	2.92%	0.07%	2.90%	0.03%	0.41%	2.61%	0.00%	0.00%	0.24%	4.13%	1.46%	2.94%	$9,654	22.76%

State of MA
Averages			0.68%	3.93%	1.16%	2.77%	0.08%	2.69%	0.25%	0.28%	2.36%	0.07%	0.00%	0.24%	4.08%	1.55%	2.69%	$20,764	24.82%
Medians			0.73%	3.98%	1.20%	2.84%	0.08%	2.75%	0.00%	0.24%	2.01%	0.02%	0.00%	0.23%	4.16%	1.55%	2.69%	$20,764	25.05%

Comparable Group
Averages			1.03%	3.79%	1.01%	2.78%	0.05%	2.72%	0.61%	0.34%	2.33%	-0.01%	0.00%	0.30%	4.03%	1.30%	2.73%	$9,870	22.23%
Medians			0.95%	3.76%	1.10%	2.73%	0.06%	2.66%	0.00%	0.23%	1.82%	0.00%	0.00%	0.26%	3.94%	1.45%	2.59%	$9,566	22.51%

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	0.77%	3.57%	1.29%	2.29%	0.04%	2.25%	0.01%	0.13%	1.38%	-0.01%	0.00%	0.23%	3.71%	1.48%	2.23%	$15,566	23.37%
ESSA	ESSA Bancorp, Inc.	PA	0.64%	3.68%	1.05%	2.63%	0.18%	2.45%	0.00%	0.44%	2.11%	-0.01%	0.00%	0.12%	3.91%	1.48%	2.43%	$7,200	15.42%
FDEF	First Defiance Financial Corp.	OH	1.48%	4.19%	0.61%	3.58%	0.08%	3.50%	0.16%	1.10%	2.96%	0.04%	0.00%	0.34%	4.68%	0.90%	3.78%	$4,808	18.80%
KRNY	Kearny Financial Corp.	NJ	0.62%	3.54%	1.15%	2.39%	0.05%	2.34%	0.01%	0.20%	1.59%	-0.09%	0.00%	0.24%	3.88%	1.51%	2.37%	$11,933	27.88%
EBSB	Meridian Bancorp, Inc.	MA	1.01%	4.11%	1.25%	2.86%	0.11%	2.75%	0.00%	0.18%	1.64%	0.00%	0.00%	0.28%	4.24%	1.44%	2.80%	$12,488	21.82%
NFBK	Northfield Bancorp, Inc.	NJ	0.89%	3.53%	0.95%	2.58%	0.06%	2.52%	0.00%	0.20%	1.60%	0.00%	0.00%	0.23%	3.75%	1.29%	2.46%	$12,246	20.49%
ORIT	Oritani Financial Corp.	NJ	1.28%	3.77%	1.24%	2.53%	-0.05%	2.58%	0.00%	0.09%	0.88%	-0.06%	0.00%	0.45%	3.97%	1.46%	2.51%	$19,222	25.86%
TRST	TrustCo Bank Corp NY	NY	1.24%	3.74%	0.48%	3.26%	0.03%	3.23%	0.00%	0.36%	1.99%	0.00%	0.00%	0.37%	3.81%	0.58%	3.23%	$5,734	22.85%
WSBF	Waterstone Financial, Inc.	Wl	1.60%	3.99%	1.15%	2.84%	-0.05%	2.88%	5.91%	0.26%	6.96%	0.00%	0.00%	0.49%	4.28%	1.61%	2.67%	$2,337	23.66%
WNEB	Western New England Bancorp, Inc.	MA	0.77%	3.81%	0.98%	2.83%	0.07%	2.76%	0.00%	0.42%	2.22%	0.03%	0.00%	0.22%	4.10%	1.28%	2.82%	$7,164	22.18%

(1)         Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)         Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

HarborOne Bancorp’s updated funding composition continued to show a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 88.25% and 85.86% for the Company and the Peer Group, respectively. HarborOne Bancorp’s updated tangible equity-to-assets ratio equaled 7.82%, which remained below the comparable Peer Group ratio of 11.70%. Overall, HarborOne Bancorp’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 105.09%, which remained below the comparable Peer Group ratio of 109.93%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase HarborOne Bancorp’s lEA/IBL ratio to a ratio that is more comparable to the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for HarborOne Bancorp and the Peer Group are based on annual growth rates for the twelve months ended March 31, 2019. Updated growth rates for HarborOne Bancorp and the Peer Group continued to be impacted by acquisition related growth, as the result of HarborOne Bancorp’s acquisition of Coastway Bancorp and an acquisition completed by Kearny Financial Corp. HarborOne Bancorp recorded a 33.65% increase in assets, which was primarily realized through a 33.95% increase in loans and was supplemented with an 8.49% increase in cash and investments. Comparatively, asset growth for the Peer Group equaled 8.09%, which was primarily sustained by an 8.01% increase in loans and was supplemented with an 8.16% increase in cash and investments.

On the funding side of the balance sheet, asset growth for HarborOne Bancorp was funded by a 33.35% increase in deposits and a 72.18% increase in borrowings. Comparatively, asset growth for the Peer Group was funded by a 9.63% increase in deposits and a 4.54% increase in borrowings. HarborOne Bancorp’s updated tangible net worth growth rate showed a decrease of 13.62%, versus an increase of 2.63% for the Peer Group. The decrease in the Company’s tangible capital continued to be due to the goodwill and intangibles created by the acquisition of Coastway Bancorp. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for HarborOne Bancorp and the Peer Group, based on the Company’s and the Peer Group’s earnings for the twelve months ended March 31, 2019. HarborOne Bancorp and the Peer Group reported net income to average assets ratios of 0.36% and 1.03%, respectively. Lower ratios for operating expenses, loan loss provisions and non-operating losses continued to represent earnings advantages for the Peer Group, which were partially offset by earnings advantages maintained by the Company with respect to higher ratios for net interest income and non-interest operating income.

In terms of core earnings strength, updated expense coverage ratios posted by HarborOne Bancorp and the Peer Group equaled 0.79x and 1.19x, respectively. The Peer Group’s higher expense coverage continued to be supported by a lower operating expense ratio, which was partially offset by the Company’s higher net interest income ratio. The

Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group’s slightly lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Company’s earnings, as such income amounted to 1.51% and 0.95% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account, the Company’s updated efficiency ratio of 84.70% remained higher or less favorable than the Peer Group’s efficiency ratio of 62.47%.

Loan loss provisions were a slightly more significant factor in the Company’s updated earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.12% and 0.05% of average assets, respectively.

The Company’s updated earnings showed a net non-operating loss of 0.14% of average assets, which continued to be attributable to non-recurring merger expenses. Comparatively, the Peer Group reported a net non-operating loss equal to 0.01% of average assets. As set forth in the Original Appraisal, typically such gains and losses are discounted in the valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group’s updated earnings.

The Company’s effective tax rate of 17.36% was slightly lower than the Peer Group’s effective tax rate of 22.23%. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 27.0%.

The Company’s updated credit quality measures generally implied a slightly greater degree of credit risk exposure, relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.02% and 1.21%, respectively, versus comparable measures of 0.59% and 0.68% for the Peer Group. As noted in the Original Appraisal, the measures for nonperforming assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 48% of the Company’s non-performing assets at March 31, 2019. After excluding performing troubled debt restructurings from non-performing assets, the Company’s and the Peer Group’s nonperforming assets as a percent of assets equaled 0.53% and 0.45%, respectively. The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 58.57% and 153.14%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.71% for the Company, versus 0.85% for the Peer Group. Net loan charge-offs were a slightly more significant factor for the Company, as net loan charge-offs as a percent of loans equaled 0.05% for the Company and 0.03% for the Peer Group.

3.                                      Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. Stocks rebounded in the second half of February, as the Dow Jones Industrial Average (“DJIA”) and S&P 500 closed out February with their best two-month start to a year in almost three decades. Factors contributing to the stock market rally

Table 4
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2019

			REO/ Assets	NPAs & 90+Del/ Assets (1)	Adj NPAs & 90+Del/ Assets (3)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (2)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
HarborOne Bancorp, Inc.		MA
March 31, 2019			0.03%	1.02%	0.53%	1.21%	0.71%	58.57%	57.02%	$1,458	0.05%

All Public Companies
Averages			0.07%	0.75%	0.51%	0.84%	0.85%	158.41%	140.97%	$2,973	0.08%
Medians			0.02%	0.62%	0.44%	0.68%	0.88%	108.85%	103.70%	$403	0.03%

State of MA
Averages			0.00%	0.57%	0.07%	0.66%	0.77%	279.18%	278.43%	$194	0.02%
Medians			0.00%	0.57%	0.07%	0.69%	0.79%	170.97%	170.36%	$1	0.00%

Comparable Group
Averages			0.02%	0.59%	0.45%	0.68%	0.85%	153.14%	139.31%	$849	0.03%
Medians			0.01%	0.63%	0.38%	0.74%	0.88%	126.90%	120.52%	$1,025	0.03%

Comparable Group
DCOM	Dime Community Bancshares, Inc.	NY	0.00%	0.26%	0.19%	0.18%	0.40%	224.83%	131.27%	$1,635	0.03%
ESSA	ESSA Bancorp, Inc.	PA	0.04%	0.93%	0.93%	0.72%	0.92%	128.38%	119.92%	$1,497	0.11%
FDEF	First Defiance Financial Corp.	OH	0.03%	0.95%	0.58%	1.16%	1.10%	95.30%	92.36%	$1,586	0.07%
KRNY	Kearny Financial Corp.	NJ	0.00%	0.39%	0.32%	0.55%	0.71%	129.00%	127.96%	$752	0.02%
EBSB	Meridian Bancorp, Inc.	MA	0.00%	0.32%	0.12%	0.34%	0.94%	272.57%	272.57%	$(7)	0.00%
NFBK	Northfield Bancorp, Inc.	NJ	0.00%	0.54%	0.30%	0.76%	0.84%	111.41%	111.26%	$1,326	0.04%
ORIT	Oritani Financial Corp.	NJ	0.02%	0.27%	0.26%	0.30%	0.81%	274.01%	258.27%	$(117)	0.00%
TRST	TrustCo Bank Corp NY	NY	0.02%	0.72%	0.50%	0.92%	1.16%	125.41%	121.12%	$1,108	0.03%
WSBF	Waterstone Financial, Inc.	WI	0.09%	0.72%	0.44%	0.82%	0.91%	102.30%	90.19%	$(231)	-0.02%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.83%	0.83%	1.04%	0.71%	68.14%	68.14%	$941	0.06%

(1) Includes performing TDRs for the Company and the Peer Group.

(2) Net loan chargeoffs are shown on a last twelve month basis.

(3) Excludes performing TDRs for the Company and the Peer Group.

(4) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

included renewed optimism on U.S.-China trade negotiations, the President and Congress reaching a border security agreement to avert another government shutdown and the Federal Reserve signaling that it was taking a pause to further rate increases. Worries about a slowing global economy and weaker-than-expected job growth reported for February contributed to a pullback in the stock market in the first week of March, which was followed by a technology led rebound in the stock market going into mid-March. The outcome of the Federal Reserve’s March meeting lifted stocks heading into the close of the first quarter, as investors moved into riskier assets on indications that the Federal Reserve would hold interest rates steady for the rest of 2019. After a one day sell-off on concerns of slowing global growth, stocks closed out the first quarter trading higher on optimism about U.S.-China trade talks and the Federal Reserve’s signal to halt further interest rate increases.

The upward trend in stocks continued into the first week of April 2019, which was supported by some upbeat economic data reported by Europe and China and a favorable U.S. jobs report for March. U.S. trade tensions with Europe contributed to a pullback in the stock market heading into mid-April, which was followed by an uneven trading market going into the second half of April. Investors reacting to first quarter earnings reports and ongoing concerns about the health of the world economy were among the factors that provided for an up and down market in the second half of April. A strong GDP report for the first quarter of 2019 helped to lift stocks at the end of April, with major stock indexes recording their best four-month start to a year since at least 1999. Stocks fell at the start of May after the Federal Reserve left interest rates unchanged and reiterated that it would remain patient on moving its target rate. A strong jobs report for April helped stocks to rebound to close out the first trading week of May. Aided by some stronger-than-expected earnings reports from Cisco Systems and Walmart, stocks rebounded going into the second half of May. On May 17, 2019, the DJIA closed at 25764.00 or 2.62% higher since the date of the Original Appraisal and the NASDAQ closed at 7816.28 or 7.10% higher since the date of the Original Appraisal.

The market for thrift stocks has been mixed since the date of the Original Appraisal, as thrift issues did not match the performance of the broader stock market.  News that another government shut had been averted contributed to a positive trend in thrift shares going into the second half of February 2019. After stabilizing in last week of February, thrift shares retreated during the first half of March. Weak job growth reflected in the February employment report and a flattening yield curve were factors that contributed to the downturn in thrift stocks. Thrift shares traded sharply lower following the Federal Reserve’s March 20th policy meeting, as signals from the Federal Reserve that they would not raise rates for the remainder of 2019 elevated concerns of a slowing U.S. economy. Thrift shares were also pressured lower by the inversion of the 10-year Treasury yield relative to the 3-month Treasury yield. Following the sell-off, financial shares led a rebound in the broader stock market at the close of the first quarter.

The upward trend in thrift stocks continued during the first half of April 2019, which was supported by the strong job growth reflected in the March employment report and mild inflation data. Thrift shares retreated slightly going into late-April, as investors reacted to first quarter earnings reports and the prospect of interest rate spreads coming under further pressure as the result of higher funding costs and a slowdown in loan growth. Low inflation data and stronger-than-expected first quarter GDP growth boosted thrift shares at the close of April, which was followed by a pullback in thrift stocks at the start of May as the Federal Reserve concluded its policy meeting leaving interest rates unchanged and indicated that it would not move to cut rates in the near future despite recent low inflation data. Thrift shares traded higher on the strong jobs report for April and then followed the broader stock market lower in the second week of May. Ongoing concerns of weakening loan demand and the flat yield curve continued to pressure thrift shares lower going in the second half of May. On May 17, 2019, the SNL Index for all publicly-traded thrifts closed at 838.0, a decrease of 3.07% since February 8, 2019.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group were also down slightly. Comparatively, the updated pricing measures for all publicly-traded thrifts generally reflected slightly more significant decreases compared to the Peer Group’s updated pricing measures. Since the date of the Original Appraisal, the stock prices of six out of the ten Peer Group companies were lower as of May 17, 2019. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of February 8, 2019 and May 17, 2019.

Average Pricing Characteristics

	At Feb. 8,	At May 17,	%
	2019	2019	Change
Peer Group
Price/Earnings (x)	16.59x	16.14x	(2.71)%
Price/Core Earnings (x)	16.43	15.72	(4.32)
Price/Book (%)	123.57%	121.70%	(1.51)
Price/Tangible Book(%)	134.98	133.20	(1.32)
Price/Assets (%)	15.92	15.55	(2.32)
Avg. Mkt. Capitalization ($Mil)	$640.23	$632.47	(1.21)

All Publicly-Traded Thrifts
Price/Earnings (x)	15.73x	16.59x	5.47%
Price/Core Earnings (x)	16.89	15.80	(6.45)
Price/Book (%)	125.81%	122.40%	(2.71)
Price/Tangible Book(%)	140.26	136.12	(2.95)
Price/Assets (%)	15.07	14.61	(3.05)
Avg. Mkt. Capitalization ($Mil)	$615.99	$589.07	(4.37)

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, one first-step mutual holding company offering has been completed during the past three months and no standard conversions or second-step conversions have been completed during the past three months. The most recent second-step conversion offering was completed by Mid-Southern Bancorp of Indiana, which was completed in July 2018. Mid-Southern Bancorp’s offering was significantly smaller in comparison to HarborOne Bancorp’s proposed second-step offering. Mid-Southern Bancorp’s second-step offering was closed at the top of its offerings range at a closing pro forma price/tangible book ratio of 77.5% and the stock was up 25.7% after the first week of trading. As of May 17, 2019, Mid-Southern Bancorp’s stock price was up 26.5% from its IPO price.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in HarborOne Bancorp’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock ranged from a low closing price of $15.62 on February 11, 2019 to a high closing price of $18.84 most recently on May 10, 2019. As of May 17, 2019, the Company’s closing stock price was $18.50 per share which equaled a 20.68% increase from HarborOne Bancorp’s closing stock price of $15.33 per share as of the February 8, 2019 date of the Original Appraisal.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to HarborOne Bancorp’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	PreviousValuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant no adjustment, as the Company’s slightly less favorable credit quality continued to be offset by the Company’s slightly stronger pro forma capital position as a percent of assets. A moderate downward adjustment remained appropriate for earnings,

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information	Pre-Conversion Data		Offering Information	Contribution to	Insider Purchases	Pro Forma Data		Post-IPO Pricing Trends
	Financial Info.	Asset Quality		Char. Found.	% Off Incl. Fdn.+Merger Shares	Pricing Ratios(2)(5)	Financial Charac.	Closing Price:

Excluding Foundation	% of	Benefit Plans	Initial	First	After	After	Thru
				Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog	Stk	Mgmt. &	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	5/17/	%
	Conversion		Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.		Inc, Fdn.	ESOP	Plans	Option	Dirs	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2019	Chg
Institution	Date	Ticker	($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)	Form	(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Second Step Conversions
Mutual Holding Companies
TEB Bancorp., Inc WI	5/6/19 TBBA-OTC Pink		$ 310	4.52%	1.76%	98%	$ 13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$ 10.00	$ 9.00	-10.0%	$ 10.30	3.0%	$ 9.53	-4.7%	$ 9.53	-4.7%
	Averages - MHC Conversions:		$ 310	4.52%	1.76%	98%	$ 13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$ 10.00	$ 9.00	-10.0%	$ 10.30	3.0%	$ 9.53	-4.7%	$ 9.53	-4.7%
	Medians-MHC Conversions:		$ 310	4.52%	1.76%	98%	$ 13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$ 10.00	$ 9.00	-10.0%	$ 10.30	3.0%	$ 9.53	-4.7%	$ 9.53	-4.7%
	Averages - All Conversions:		$ 310	4.52%	1.76%	98%	$ 13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$ 10.00	$ 9.00	-10.0%	$ 10.30	3.0%	$ 9.53	-4.7%	$ 9.53	-4.7%
	Medians - All Conversions:		$ 310	4.52%	1.76%	98%	$ 13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$ 10.00	$ 9.00	-10.0%	$ 10.30	3.0%	$ 9.53	-4.7%	$ 9.53	-4.7%

Note: “ - Appraisal performed by RP Financial: BOLD = RP Financial assisted in the business plan preparation. “NT” - Not Traded: “NA”- Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.

(2)	Does not take into account the adoption of SOP 93-6.

(3)	Latest price if offering is less than one week old.

(4)	Latest price if offering is more than one week but less than one month old.

(5)	Mutual holding company pro forma data on full conversion basis.

(6)	Simultaneously completed acquisition of another financial institution.

(7)	Simultaneously converted to a commercial bank charter.

(8)	Former credit union.	5/17/2019

as the Company’s reported and core earnings remained less favorable compared to the Peer Group’s reported and core earnings. A slight upward adjustment remained appropriate for the Company’s asset growth, based on the Company’s stronger historical asset growth and the Company’s slightly greater pro forma leverage capacity.

The general market for thrift stocks was down slightly the date of the Original Appraisal, with the SNL Index for all publicly-traded thrifts decreasing 3.07% since the date of the Original Appraisal compared to an increase of 2.62% in the DJIA. Comparatively, since the date of the Original Appraisal, the updated pricing measures for the Peer Group generally showed slight decreases that were generally slightly less than the decrease in the SNL Index for all publicly-traded thrifts. HarborOne Bancorp’s stock price was up 20.68% since the date of the Original Appraisal and the $18.50 closing price on May 17, 2019 was slightly above the maximum of the offering range as set forth in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing HarborOne Bancorp’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with HarborOne Bancorp’s financial data as of March 31, 2019.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

RP Financial also considered the trading price of HarborOne Bancorp’s stock, which had a closing price of $18.50 as of May 17, 2019, an increase of 20.68% from its closing price as of February 8, 2019. The $18.50 closing trading price implied a pro forma market capitalization for HarborOne Bancorp of approximately $602.4 million, which is slightly above the maximum of the valuation range as set forth in the Original Appraisal.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. At March 31, 2019, the MHC had net assets of $99,000, which has been added to the Company’s March 31, 2019 equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit 4 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.01%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 46.93% to 46.92% and the MHC’s ownership interest was increased from 53.07% to 53.08%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 17, 2019, the aggregate pro forma market value of HarborOne Bancorp’s conversion stock equaled $508,634,150 at the midpoint, equal to 50,863,415 shares at $10.00 per share. The $10.00 per share price was determined by the HarborOne Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 53.08% ownership interest to the public, which provides for a $270,000,000 public offering at the midpoint value.

1.                                      Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $11.209 million for the twelve months ended March 31, 2019. In deriving HarborOne Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate net gains on the sale of investment securities equal to $5,000 and merger expenses related to the acquisition of Coastway Bancorp equal to $4.606 million. As shown below, assuming an effective marginal tax rate of 27.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $14.567 million for the twelve months ended March 31, 2019.

Amount
($000)

Net income	$11,209
Deduct: Net gain in sale of investment securities available for sale(1)	(4)
Add: Merger expenses(1)	3,362
Core earnings estimate	$14,567

(1)                                 Tax effected at 27.0%

Based on HarborOne Bancorp’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $508.6 million updated midpoint value equaled 44.60 times and 34.45 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 176.33% and 119.15% relative to the Peer Group’s average reported and core P/E multiples of 16.14 times and 15.72 times, respectively (versus premiums of

154.43% and 96.41% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples at the updated midpoint value indicated premiums of 204.64% and 139.57% relative to the Peer Group’s median reported and core P/E multiples, which equaled 14.64 times and 14.38 times, respectively (versus premiums of 186.17% and 120.73% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 37.64x and 51.65x, respectively, and based on core earnings at the minimum and the maximum equaled 29.13x and 39.84x, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 6, and the pro forma calculations are detailed in Exhibits 2 and 3.

2.                                      P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $508.6 million updated midpoint value, the Company’s P/B and P/TB ratios equaled 85.18% and 97.85%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 121.70% and 133.20%, respectively, HarborOne Bancorp’s updated ratios reflected a discount of 30.01% on a P/B basis and a discount of 26.54% on a P/TB basis (versus discounts of 30.36% and 26.50% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 117.64% and 126.30%, respectively, HarborOne Bancorp’s updated ratios at the $508.6 million updated midpoint value reflected discounts of 27.59% and 22.53% (versus discounts of 27.17% and 22.36% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the maximum of the range, the Company’s P/B and P/TB ratios equaled 92.51% and 105.37%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 23.99% and 20.89%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 21.36% and 16.57%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples.

3.              P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $508.6 million updated midpoint value HarborOne Bancorp’s pro forma P/A ratio equaled 13.08%. In comparison to the Peer Group’s average P/A ratio of 15.55%, HarborOne Bancorp’s P/A ratio indicated a discount of 15.88% (versus a discount of 17.78% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 15.48%, HarborOne Bancorp’s P/A ratio at the $508.6 million updated midpoint value indicated a discount of 15.50% (versus a discount of 18.29% at the midpoint valuation in the Original Appraisal).

Table 6

Public Market Pricing Versus Peer Group

HarborOne Bancorp, Inc. and the Comparables

As of May 17, 2019

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)										2nd Step
		Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq/	NPAs/	Reported		Core		Exchange		Offering
		Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio		Range
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)		($Mil)
HarborOne Bancorp, Inc	MA
Maximum		$10.00	$584.93	$0.25	$10.81	51.65	x	92.51%	14.90%	105.37%	39.84	x	$0.00	0.00%	0.00%	$3,925	16.11%	14.42%	0.95%	0.29%	1.79%	0.37%	2.32%	1.7961	x	$310.50
Midpoint		$10.00	$508.63	$0.29	$11.74	44.60	x	85.18%	13.08%	97.85%	34.45	x	$0.00	0.00%	0.00%	$3,890	15.35%	13.63%	0.96%	0.29%	1.91%	0.38%	2.47%	1.5618	x	$270.00
Minimum		$10.00	$432.34	$0.34	$12.99	37.64	x	76.98%	11.22%	89.29%	29.13	x	$0.00	0.00%	0.00%	$3,854	14.57%	12.82%	0.97%	0.30%	2.04%	0.39%	2.64%	1.3276	x	$229.50

All Non-MHC Public Companies(6)
Averages		$21.94	$589.07	$1.47	$17.74	16.59	x	122.40%	14.61%	136.12%	15.80	x	$0.40	2.09%	45.12%	$4,474	12.84%	11.89%	0.75%	0.89%	7.52%	0.89%	7.45%
Median		$16.72	$198.98	$1.01	$15.70	14.78	x	114.45%	14.58%	125.57%	13.82	x	$0.31	1.80%	33.90%	$1,500	11.79%	10.83%	0.65%	0.81%	7.05%	0.82%	7.18%

All Non-MHC State of MA(6)
Averages		$48.19	$290.85	$3.14	$30.39	17.48	x	131.26%	13.62%	137.22%	14.89	x	$0.51	1.39%	24.97%	$2,124	10.62%	9.99%	0.56%	0.68%	6.92%	0.63%	6.59%
Medians		$17.90	$168.84	$0.86	$15.36	15.08	x	123.56%	14.28%	132.40%	14.95	x	$0.28	1.64%	21.24%	$1.514	10.84%	10.06%	0.57%	0.73%	7.81%	0.73%	7.79%

State of MA
HIFS Hingham Institution for Savings	MA	$193.45	$412.77	$14.72	$103.89	13.51	x	186.20%	16.53%	186.20%	13.14	x	$1.52	0.79%	13.69%	$2,497	8.88%	8.88%	0.08%	1.34%	14.94%	1.38%	15.36%
MELR Melrose Bancorp, Inc.	MA	$18.75	$39.57	$0.51	$17.42	27.57	x	107.63%	14.04%	107.63%	NM		$0.34	1.81%	50.00%	$326	13.04%	13.04%	NA	0.50%	3.59%	0.38%	2.69%
EBSB Meridian Bancorp, Inc	MA	$17.04	$871.38	$1.14	$12.82	15.08	x	132.92%	14.52%	137.51%	14.93	x	$0.28	1.64%	21.24%	$6,281	10.93%	10.60%	0.32%	1.01%	6.72%	1.02%	6.61%
RNDB Randolph Bancorp, Inc.	MA	$15.26	$83.71	$(0.46)	$13.30	NM		114.72%	14.64%	NA	NM		NA	NA	NA	$614	12.76%	NA	1.02%	-0.24%	-1.82%	-0.44%	-3.27%
WEBK Wellesley Bancorp. Inc.	MA	$35.05	$85.91	$2.34	$26.47	14.98	x	132.40%	9.75%	132.40%	14.98	x	$0.22	0.63%	9.40%	$912	7.37%	7.37%	NA	0.69%	9.20%	0.69%	9.20%
WNEB Western New England Bancorp, Inc.	MA	$9.59	$251.77	$0.58	$8.43	16.25	x	113.71%	12.22%	122.37%	16.51	x	$0.20	2.09%	30.51%	$2,116	10.74%	10.06%	0.82%	0.77%	6.89%	0.76%	6.78%

Comparable Group
Averages		$15.79	$632.47	$1.07	$13.13	16.14	x	121.70%	15.55%	133.20%	15.72	x	$0.46	2.93%	52.11%	$4,230	12.63%	11.76%	0.54%	1.03%	8.09%	1.05%	8.21%
Medians		$15.79	$681.86	$1.10	$13.24	14.64	x	117.64%	15.48%	126.30%	14.38	x	$0.42	2.77%	39.13%	$4,315	11.61%	10.33%	0.55%	0.95%	7.72%	0.96%	7.77%

Comparable Group
DCOM Dime Community Bancshares, Inc.	NY	$18.20	$656.23	$1.33	$16.83	13.89	x	108.13%	10.12%	120.18%	13.71	x	$0.56	3.08%	42.75%	$6,475	9.36%	9.64%	0.15%	0.77%	7.91%	0.78%	8.01%
ESSA ESSA Bancorp, Inc.	PA	$15.19	$166.99	$1.10	$16.10	14.20	x	94.37%	9.44%	102.77%	13.82	x	$0.40	2.63%	35.51%	$1,836	10.00%	9.26%	0.56%	0.64%	6.49%	0.66%	6.66%
FDEF First Defiance Financial Corp.	OH	$28.61	$564.19	$2.25	$20.08	12.72	x	142.50%	17.51%	192.41%	12.69	x	$0.76	2.66%	32.00%	$3,221	12.29%	9.40%	0.95%	1.48%	11.81%	1.49%	11.83%
KRNY Kearny Financial Corp.	NJ	$13.42	$1,171.98	$0.50	$12.66	29.82	x	106.02%	18.44%	130.23%	26.83	x	$0.24	1.79%	91.11%	$6,659	17.39%	11.81%	0.39%	0.62%	3.33%	0.69%	3.72%
EBSB Meridian Bancorp, Inc.	MA	$17.04	$871.38	$1.14	$12.82	15.08	x	132.92%	14.52%	137.51%	14.93	x	$0.28	1.64%	21.24%	$6,281	10.93%	10.60%	0.32%	1.01%	8.72%	1.02%	8.81%
NFBK Northfield Bancorp, Inc	NJ	$15.05	$749.09	$0.82	$13.65	18.35	x	110.25%	16.44%	117.03%	18.25	x	$0.44	2.92%	50.00%	$4,555	14.91%	14.17%	0.54%	0.89%	5.84%	0.90%	5.87%
ORIT Oritani Financial Corp.	NJ	$16.39	$707.50	$1.25	$11.77	13.77	x	139.22%	18.13%	139.22%	13.14	x	$1.00	6.10%	96.64%	$4,075	13.02%	13.02%	0.27%	1.28%	9.62%	1.34%	10.09%
TRST TrustCo Bank Corp NY	NY	$7.69	$744.56	$0.63	$5.19	12.15	x	148.29%	14.43%	148.45%	12.15	x	$0.27	3.54%	32.29%	$5,156	9.73%	9.72%	0.72%	1.24%	12.76%	1.24%	12.76%
WSBF Waterstone Financial, Inc.	WI	$16.69	$441.01	$1.10	$13.73	15.17	x	121.57%	24.23%	121.79%	15.17	x	$0.48	2.88%	89.09%	$1,929	19.93%	19.90%	0.72%	1.60%	7.53%	1.60%	7.53%
WNEB Western New England Bancorp, Inc.	MA	$9.59	$251.77	$0.58	$843	16.25	x	113.71%	12.22%	122.37%	16.51	x	$0.20	2.09%	30.51%	$2,116	10.74%	10.06%	0.82%	0.77%	6.89%	0.76%	6.78%

(1)    Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 40%.

(2)    P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)    Indicated 12 month dividend, based on last quarterly dividend declared.

(4)    Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)    ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)    Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Comparison to Recent Offerings

As discussed previously, the most recently completed second-step offering was Mid-Southern Bancorp, Inc. of Indiana, which was completed in July 2018. Mid-Southern Bancorp’s forma price/tangible book ratio at closing equaled 77.50%. In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 26.26%. It should be noted that Mid-Southern Bancorp’s second-step offering of $25.6 million was significantly smaller than HarborOne Bancorp’s midpoint second-step offering of $270.0 million.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 17, 2019, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $508,634,150 at the midpoint, equal to 50,863,415 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum	58,492,927	31,050,000	27,442,927	1.7961
Midpoint	50,863,415	27,000,000	23,863,415	1.5618
Minimum	43,233,903	22,950,000	20,283,903	1.3276

Distribution of Shares
Maximum	100.00%	53.08%	46.92%
Midpoint	100.00%	53.08%	46.92%
Minimum	100.00%	53.08%	46.92%

Aggregate Market Value at $10 per share
Maximum	$584,929,270	$310,500,000	$274,429,270
Midpoint	$508,634,150	$270,000,000	$238,634,150
Minimum	$432,339,030	$229,500,000	$202,839,030

The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Trustees of the MHC and the Board of Directors of HONE and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.5618 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.3276 at the minimum and 1.7961 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn Director

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

1	Stock Prices: As of May 17, 2019

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Calculation of Minority Ownership Dilution in a Second-Step Offering

5	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of May 17, 2019

RP® Financial, LC.

Exhibit l-A

Weekly Thrift Market Line - Part One

Prices As of May 17, 2019

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institution (893)
AX	Axos Financial, Inc.	28.98	61,286	1,776.1	45.18	23.87	30.03	-3.50	-31.28	15.09	2.45	NA	15.84	14.77	0.16
BCTF	Bancorp 34, Inc.	15.17	3,120	47.3	16.63	12.86	15.32	-0.98	4.33	2.57	0.09	0.49	13.56	13.51	0.12
BYFC	Broadway Financial Corporation	1.39	27,244	37.9	2.44	0.95	1.34	4.02	-34.12	32.38	0.02	0.03	1.75	1.75	0.02
CFFN	Capitol Federal Financial, Inc.	13.44	115,955	1,558.4	14.15	11.80	13.88	-3.17	2.60	5.25	0.73	0.68	9.85	9.73	0.08
CARV	Carver Bancorp, Inc.	3.10	3,699	11.5	11.70	2.62	3.50	-11.43	-71.82	4.03	-0.27	-1.15	0.85	0.85	0.17
CBMB	CBM Bancorp, Inc.	13.38	3,893	52.1	13.44	12.02	13.25	0.98	33.80	6.87	NA	NA	14.23	14.23	0.06
DCOM	Dime Community Bancshares, Inc.	18.20	36,056	656.2	20.85	15.48	19.83	-8.22	-9.00	7.18	1.45	1.32	16.49	14.97	0.17
EFBI	Eagle Financial Bancorp, Inc.	15.80	1,527	24.1	16.84	14.56	15.75	0.30	1.20	4.14	NA	NA	17.05	17.05	0.09
ESBK	Elmira Savings Bank	16.42	3,507	57.6	21.00	15.77	16.50	-0.49	-19.91	-5.91	1.33	1.69	16.42	12.90	0.16
ESSA	ESSA Bancorp, Inc.	15.19	10,993	167.0	16.80	14.62	15.27	-0.52	2.29	-2.69	0.60	1.00	15.21	13.92	0.17
FDEF	First Defiance Financial Corp.	28.61	19,720	564.2	35.00	22.78	30.18	-5.20	-7.13	16.73	2.12	2.07	19.29	14.22	0.16
FNWB	First Northwest Bancorp	16.10	10,154	163.5	16.98	13.56	16.28	-1.11	-3.42	8.56	0.47	0.56	15.18	15.18	0.12
FBC	Flagstar Bancorp, Inc.	31.82	56,481	1,797.2	38.00	25.30	34.74	-8.41	-6.90	20.53	1.49	2.92	26.34	25.13	0.33
FSBW	FS Bancorp, Inc.	50.43	4,381	220.9	66.40	41.25	51.38	-1.85	-12.90	17.61	4.33	4.35	35.82	34.91	0.27
FSBC	FSB Bancorp, Inc.	17.33	1,908	33.1	19.10	15.96	17.43	-0.57	-1.19	1.94	-0.05	0.07	16.12	16.12	0.17
HIFS	Hingham Institution for Savings	193.45	2,134	412.8	229.99	163.00	192.19	0.66	-9.60	-2.17	14.83	14.46	98.35	98.35	1.11
HMNF	HMN Financial, Inc.	22.15	4,611	102.1	23 34	18.45	21.81	1.56	17.82	12.90	1.28	1.52	17.35	17.12	0.16
HFBL	Home Federal Bancorp, Inc. of Louisiana	34.25	1,745	59.8	37.30	25.64	33.30	2.85	7.03	16.26	1.97	2.31	25.32	25.32	0.25
HVBC	HV Bancorp, Inc.	15.60	2,096	32.7	17.50	14.51	16.00	-2.50	7.22	4.14	0.39	0.51	13.72	13.72	0.14
IROQ	IF Bancorp, Inc.	20.10	3,345	67.2	25.04	18.70	19.85	1.27	-3.92	-0.10	0.46	0.82	20.94	20.94	0.20
ISBC	Investors Bancorp, Inc.	10.81	268,342	2.900.8	13.80	9.94	11.19	-3.40	-20.98	3.94	0.57	0.79	10.39	10.09	0.10
KRNY	Kearny Financial Corp.	13.42	87,331	1,172.0	14.80	11.26	13.86	-3.17	-6.15	4.68	0.29	0.39	12.64	10.42	0.08
MELR	Melrose Bancorp, Inc.	18.75	2,110	39.6	20.15	16.99	18.90	-0.79	-2.85	4.40	0.63	0.54	17.37	17.37	0.15
EBSB	Meridian Bancorp, Inc.	17.04	51,138	871.4	20.30	13.67	17.37	-1.90	-12.16	18.99	1.00	1.08	12.52	12.11	0.11
CASH	Meta Financial Group, Inc.	26.29	39,450	1,037.1	38.87	17.84	26.96	-2.49	-28.20	35.59	1.67	2.53	19.00	9.45	0.15
MSVB	Mid-Southern Bancorp, Inc.	12.65	3,365	42.6	28.45	11.55	12.60	0.42	-53.15	9.33	0.64	0.84	13.35	13.35	0.06
MSBF	MSB Financial Corp.	16.75	5,190	86.9	21.95	16.14	16.91	-0.95	-11.28	-6.16	0.71	0.83	12.70	12.70	0.11
NYCB	New York Community Bancorp, Inc.	10.47	467,349	4,893.1	12.72	8.61	11.30	-7.35	-13.26	11.26	0.86	0.77	12.83	7.86	0.11
NFBK	Northfield Bancorp, Inc.	15.05	49,774	749.1	17.33	12.76	15.29	-1.57	-7.50	11.07	0.60	0.84	13.21	12.41	0.09
NWBI	Northwest Bancshares, Inc.	17.24	106,252	1,831.8	18.81	15.50	17.38	-0.81	1.35	1.77	0.98	0.98	12.01	8.83	0.09
ORIT	Oritani Financial Corp.	16.39	43,166	707.5	18.01	14.07	17.08	-4.04	5.74	11.12	0.99	1.28	12.08	12.08	0.10
OTTW	Ottawa Bancorp, Inc.	13.78	3,059	42.1	14.00	12.75	13.74	0.28	0.19	3.35	0.30	0.57	15.56	15.30	0.09
PBBI	PB Bancorp, Inc.	11.09	7,043	78.1	12.20	10.40	11.10	-0.09	4.62	2.69	0.54	0.55	11.19	10.28	0.07
PCSB	PCSB Financial Corporation	19.16	16,568	317.4	21.00	18.16	19.17	-0.05	-4.39	-2.04	0.43	0.42	15.96	15.60	0.09
PROV	Provident Financial Holdings, Inc.	20.95	7,497	157.1	21.80	14.67	21.50	-2.56	14.83	35.16	0.55	0.85	16.22	16.22	0.15
PFS	Provident Financial Services, Inc.	24.89	66,593	1,657.5	29.12	22.22	26.05	-4.45	-8.89	3.15	1.57	1.65	19.92	13.66	0.15
PBIP	Prudential Bancorp, Inc.	17.26	8,921	154.0	19.87	13.92	17.17	0.52	-2.65	-1.93	0.78	1.02	14.29	13.55	0.12
RNDB	Randolph Bancorp, Inc.	15.26	5,486	83.7	17.45	13.16	15.00	1.73	-5.35	7.84	-0.62	-0.29	13.05	NA	0.11
RVSB	Riverview Bancorp, Inc.	7.83	22,608	177.0	9.99	5.46	7.90	-0.89	-6.90	7.55	0.59	0.67	5.42	4.17	0.05
SVBI	Severn Bancorp, Inc.	8.45	12,775	107.9	9.94	7.22	8.97	-5.80	11.18	5.89	0.44	0.53	7.55	7.47	0.07
SIFI	SI Financial Group, Inc.	14.86	11,770	174.9	15.60	12.26	14.43	2.98	0.41	16.73	0.55	0.87	14.13	12.76	0.14
STXB	Spirit of Texas Bancshares, Inc.	22.31	13,780	307.4	23.53	16.70	22.52	-0.93	5.38	-2.06	0.90	1.09	15.38	14.26	0.08
STND	Standard AVB Financial Corp	27.40	4,649	127.4	39.45	26.97	27.71	-1.12	-9.12	-8.30	1.79	2.00	28.16	22.22	0.21
SBT	Sterling Bancorp, Inc.	9.86	51,834	511.1	14.73	6.65	10.07	-2.09	-29.06	41.87	1.03	1.11	6.03	6.02	0.06
TBNK	Territorial Bancorp, Inc.	28.14	9,165	257.9	31.95	24.96	28.61	-1.64	-7.59	8.31	1.78	2.00	24.36	24.36	0.22
TSBK	Timberland Bancorp, Inc.	26.75	8,338	223.0	39.45	21.91	30.00	-10.83	-18.49	19.96	2.22	2.34	16.84	16.08	0.12
TBK	Triumph Bancorp, Inc.	30.00	26,604	798.1	44.70	27.47	30.42	-1.38	-25.93	1.01	1.66	2.23	23.10	15.42	0.17
TRST	TrustCo Bank Corp NY	7.69	96,822	744.6	9.45	6.51	7.95	-3.27	-12.61	12.10	0.55	0.60	4.94	4.93	0.05
UBNK	United Financial Bancorp, Inc.	13.48	50,633	682.5	18.33	12.96	13.33	1.13	-24.01	-8.30	1.13	1.19	13.88	11.55	0.14
WSBF	Waterstone Financial, Inc.	16.69	26,423	441.0	18.10	15.20	16.81	-0.71	-4.63	-0.42	1.01	1.10	13.93	13.91	0.07
WEBK	Wellesley Bancorp, Inc.	35.05	2,451	85.9	35.50	27.74	35.05	0.00	7.85	26.35	1.85	2.24	24.96	24.96	0.34
WNEB	Western New England Bancorp, Inc.	9.59	26,253	251.8	11.25	8.50	9.60	-0.10	-12.02	-4.48	0.43	0.55	8.19	7.64	0.08
WSFS	WSFS Financial Corporation	41.67	53,407	2,225.5	57.70	33.75	43.31	-3.79	-20.17	9.92	2.94	3.36	25.08	19.26	0.13
WVFC	WVS Financial Corp.	17.02	1,788	30.4	18.44	12.25	17.14	-0.72	3.65	15.23	1.30	1.38	17.64	17.64	0.20

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	9.40	4,877	45.9	10.50	9.16	9.57	-1.69	-5.96	-5.96	NA	NA	NA	NA	0.10
CLBK	Columbia Financial, Inc. (MHC)	15.62	111,505	1,741.7	17.73	14.01	15.76	-0.89	-8.76	2.16	NA	NA	8.17	8.12	0.06
CFBI	Community First Bancshares, Inc. (MHC)	10.10	7,438	75.2	11.92	9.82	10.33	-2.19	-10.26	-13.27	0.06	0.18	10.17	10.17	0.04
FFBW	FFBW, Inc. (MHC)	10.35	6,376	66.0	11.79	9.50	10.47	-1.14	-5.05	3.19	0.06	0.17	9.00	8.99	0.04
GCBC	Greene County Bancorp, Inc. (MHC)	29.90	8,538	255.3	35.00	28.85	30.73	-2.70	-2.92	-3.92	1.79	1.76	11.67	11.67	0.14
HONE	HarborOne Bancorp, Inc. (MHC)	18.50	31,551	583.7	19.95	14.90	18.84	-1.80	0.87	16.43	0.41	0.43	10.87	10.45	0.09
KFFB	Kentucky First Federal Bancorp (MHC)	7.91	8,355	66.1	9.00	6.52	7.60	4.08	-10.91	14.47	0.15	0.09	7.99	6.27	0.04
LSBK	Lake Shore Bancorp, Inc. (MHC)	15.00	5,845	87.7	18.00	14.53	15.09	-0.60	-16.37	-0.40	0.57	0.59	13.03	13.03	0.09
MGYR	Magyar Bancorp, Inc. (MHC)	11.63	5,821	67.7	13.50	11.26	11.60	0.26	-6.47	-5.06	0.35	0.41	8.82	8.82	0.11
OFED	Oconee Federal Financial Corp. (MHC)	23.60	5,685	134.2	29.90	22.26	24.75	-4.65	-18.08	-5.22	0.52	0.69	14.62	14.10	0.09
PDLB	PDL Community Bancorp (MHC)	14.26	17,613	251.2	16.13	12.42	14.60	-2.33	-11.15	11.93	-0.05	0.07	9.05	9.05	0.06
PVBC	Provident Bancorp, Inc. (MHC)	23.13	9,272	214.5	30.80	19.81	23.35	-0.94	-3.22	6.69	0.89	0.86	12.68	12.68	0.10
RBKB	Rhinebeck Bancorp, Inc. (MHC)	11.64	11,133	129.6	12.30	11.30	11.70	-0.51	16.40	16.40	NA	NA	NA	NA	0.07
TFSL	TFS Financial Corporation (MHC)	17.30	275,419	4,764.7	17.44	14.19	17.37	-0.40	14.12	7.25	0.30	NA	6.27	6.24	0.05

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2017 by RP® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of May 17, 2019

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)
Financial Institution (893)
AX	Axos Financial, Inc.	10.22	9.60	1.68	16.86	NA	NA	0.40	166.31	12.02	171.69	16.34	197.70	NA	NA	NA	NM
BCTF	Bancorp 34, Inc.	12.37	12.32	0.09	0.62	0.46	3.33	1.43	60.52	65.96	109.36	13.61	109.74	63.08	0.00	0.00	NM
BYFC	Broadway Financial Corporation	11.45	11.45	0.03	0.30	0.16	1.39	2.20	37.95	27.80	79.17	9.20	79.17	27.80	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	14.73	14.57	0.94	7.25	0.88	6.76	0.35	27.12	19.48	140.03	19.91	141.77	19.10	0.34	2.53	142.03
CARV	Carver Bancorp, Inc.	7.85	7.85	0.54	7.24	-0.65	-8.73	2.07	38.42	NM	412.91	2.10	412.91	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	27.69	27.69	NA	1.99	NA	NA	0.89	110.18	NA	92.80	26.07	92.80	NA	NA	NA	NA
DCOM	Dime Community Bancshares, Inc.	9.59	8.78	0.86	8.97	0.76	7.94	0.11	301.95	13.89	108.13	10.12	120.18	13.71	0.56	3.08	42.75
EFBI	Eagle Financial Bancorp, Inc.	20.11	20.11	0.41	1.95	0.26	1.24	0.79	136.04	NM	93.24	19.01	93.24	83.14	NA	NA	NM
ESBK	Elmira Savings Bank	10.08	8.09	0.85	8.06	1.06	10.08	0.79	100.00	14.28	98.98	9.65	125.57	14.30	0.92	5.60	80.00
ESSA	ESSA Bancorp, Inc.	9.77	9.02	0.36	3.61	0.60	6.01	0.64	110.09	14.20	94.37	9.44	102.77	13.82	0.40	2.63	35.51
FDEF	First Defiance Financial Corp.	12.70	9.69	1.45	11.51	1.41	11.16	1.14	82.41	12.72	142.50	17.51	192.41	12.69	0.76	2.66	32.00
FNWB	First Northwest Bancorp	13.89	13.89	0.40	2.78	0.48	3.33	0.51	148.27	20.91	102.06	13.84	102.06	20.81	0.12	0.75	11.69
FBC	Flagstar Bancorp, Inc.	8.12	7.77	0.50	5.97	0.96	11.50	0.45	171.79	9.82	114.19	9.24	129.12	8.88	0.16	0.50	2.47
FSBW	FS Bancorp, Inc.	11.17	10.92	1.54	13.06	1.54	13.12	0.18	554.56	8.16	121.74	13.92	127.46	9.71	0.60	1.19	9.39
FSBC	FSB Bancorp, Inc.	9.57	9.57	-0.03	-0.30	0.04	0.43	0.03	NM	NM	106.15	10.30	106.15	NM	NA	NA	NM
HIFS	Hingham Institution for Savings	8.85	8.85	1.42	16.55	1.38	16.14	0.08	719.32	13.51	186.20	16.53	186.20	13.14	1.52	0.79	13.69
HMNF	HMN Financial, Inc.	10.85	10.72	0.87	7.55	1.03	8.93	0.93	137.72	12.51	125.66	14.84	127.20	12.36	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	11.20	11.20	0.90	8.09	1.06	9.46	1.72	62.96	13.76	129.71	14.63	129.71	13.76	0.56	1.64	22.49
HVBC	HV Bancorp, Inc.	10.26	10.26	0.30	2.59	0.39	3.37	0.60	51.61	45.88	110.79	11.49	110.79	41.43	NA	NA	NM
IROQ	IF Bancorp, Inc.	12.37	12.37	0.27	2.06	0.48	3.66	1.18	228.76	23.65	89.85	10.86	89.85	23.65	0.25	1.24	29.41
ISBC	Investors Bancorp, Inc.	11.89	11.59	0.65	5.27	0.86	6.93	0.49	196.22	15.67	102.43	11.40	105.53	13.77	0.44	4.07	60.87
KRNY	Kearny Financial Corp.	18.57	15.82	0.45	2.25	0.59	2.95	0.39	128.92	29.82	106.02	18.44	130.23	26.83	0.24	1.79	91.11
MELR	Melrose Bancorp, Inc.	13.96	13.96	0.49	3.40	0.41	2.87	NA	NA	27.57	107.63	14.04	107.63	36.92	0.34	1.81	50.00
EBSB	Meridian Bancorp, Inc.	11.76	11.42	0.96	7.95	1.03	8.50	0.35	245.10	15.08	132.92	14.52	137.51	14.93	0.28	1.64	21.24
CASH	Meta Financial Group, Inc.	12.81	6.84	1.13	10.58	1.71	16.47	0.66	197.64	15.84	126.46	17.15	229.35	10.23	0.20	0.76	11.65
MSVB	Mid-Southern Bancorp, Inc.	23.90	23.90	0.57	4.04	0.71	5.03	1.77	55.15	23.43	90.90	22.70	90.90	23.43	0.08	0.63	11.11
MSBF	MSB Financial Corp.	11.86	11.86	0.69	5.41	0.81	6.36	2.26	42.38	20.68	134.39	15.82	134.39	20.68	0.00	0.00	56.79
NYCB	New York Community Bancorp, Inc.	13.26	8.93	0.93	6.74	0.84	6.11	0.15	247.77	13.42	79.85	9.48	132.22	13.37	0.68	6.49	87.18
NFBK	Northfield Bancorp, Inc.	15.27	14.48	0.69	4.39	0.94	6.00	0.62	104.24	18.35	110.25	16.44	117.03	18.25	0.44	2.92	50.00
NWBI	Northwest Bancshares, Inc.	12.96	9.86	1.07	8.33	1.07	8.36	1.00	59.80	16.90	139.12	17.78	193.64	16.06	0.72	4.18	68.63
ORIT	Oritani Financial Corp.	13.70	13.70	1.07	7.91	1.38	10.20	0.27	305.25	13.77	139.22	18.13	139.22	13.14	1.00	6.10	96.64
OTTW	Ottawa Bancorp, Inc.	16.96	18.69	0.36	1.77	0.71	3.46	NA	NA	22.96	86.82	15.88	88.26	22.40	0.24	1.74	103.33
PBBI	PB Bancorp, Inc.	16.41	15.28	0.75	4.65	0.76	4.74	NA	NA	19.12	97.97	15.75	106.72	19.21	0.28	2.52	56.90
PCSB	PCSB Financial Corporation	19.66	19.30	0.50	2.51	0.61	3.08	NA	NA	34.21	122.57	22.39	125.48	34.68	0.16	0.84	23.21
PROV	Provident Financial Holdings, Inc.	10.51	10.51	0.36	3.44	0.56	5.40	0.76	86.34	31.74	129.59	14.03	129.59	25.34	0.56	2.67	84.85
PFS	Provident Financial Services, Inc.	13.71	9.83	1.05	7.76	1.11	8.18	0.74	81.72	13.31	120.49	16.89	173.12	13.38	0.92	3.70	57.75
PBIP	Prudential Bancorp, Inc.	11.86	11.33	0.72	5.45	0.95	7.12	1.39	36.80	17.26	115.14	12.82	121.11	16.76	0.20	1.16	100.00
RNDB	Randolph Bancorp, Inc.	13.25	NA	-0.63	-4.24	-0.27	-1.82	0.95	70.24	NM	114.72	14.64	NA	NM	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	10.66	8.42	1.16	11.05	1.31	12.48	0.53	190.77	10.30	132.97	15.30	168.39	10.42	0.16	2.04	19.74
SVBI	Severn Bancorp, Inc.	10.78	10.67	0.69	5.98	0.92	7.99	1.94	47.38	11.74	107.06	12.20	108.25	11.74	0.12	1.42	16.67
SIFI	SI Financial Group, Inc.	10.58	9.65	0.41	3.82	0.65	6.12	1.17	78.51	16.33	101.90	10.59	112.20	15.09	0.24	1.62	26.37
STXB	Spirit of Texas Bancshares, Inc.	13.69	12.82	0.76	6.79	0.91	8.16	NA	174.10	20.66	133.39	18.42	156.35	16.69	NA	NA	NM
STND	Standard AVB Financial Corp.	13.77	11.19	0.86	6.33	0.97	7.13	0.30	184.96	14.73	94.29	13.35	117.99	13.58	0.88	3.23	47.53
SBT	Sterling Bancorp, Inc.	9.99	9.98	1.80	19.19	1.93	20.57	0.19	348.52	8.22	150.91	15.73	151.06	8.18	0.04	0.41	3.33
TBNK	Territorial Bancorp Inc.	11.64	11.64	0.83	7.10	0.93	7.95	NA	77.66	12.56	113.30	13.11	113.30	14.04	0.88	3.13	52.68
TSBK	Timberland Bancorp, Inc.	12.24	11.75	1.70	14.27	1.79	15.04	0.65	223.08	10.45	137.37	17.98	153.85	10.26	0.60	2.24	29.69
TBK	Triumph Bancorp, Inc.	13.59	9.57	1.12	8.00	1.53	10.92	0.88	72.97	14.78	124.00	17.69	178.38	12.11	NA	NA	NM
TRST	TrustCo Bank Corp NY	9.77	9.76	1.08	11.36	1.18	12.45	0.77	127.48	12.15	148.29	14.43	148.45	12.15	0.27	3.54	32.29
UBNK	United Financial Bancorp, Inc.	9.85	8.34	0.81	8.23	0.85	8.70	0.59	123.24	12.04	95.13	9.38	114.47	11.87	0.48	3.56	42.86
WSBF	Waterstone Financial. Inc.	21.08	21.06	1.52	6.91	1.66	7.55	0.61	138.22	15.17	121.57	24.23	121.79	15.17	0.48	2.88	89.09
WEBK	Wellesley Bancorp, Inc.	7.53	7.53	0.57	7.59	0.69	9.20	NA	NA	14.98	132.40	9.75	132.40	14.98	0.22	0.63	9.40
WNEB	Western New England Bancorp, Inc.	11.22	10.54	0.59	5.00	0.78	6.67	0.69	82.82	16.25	113.71	12.22	122.37	16.51	0.20	2.09	30.51
WSFS	WSFS Financial Corporation	11.16	8.80	1.37	12.62	1.58	14.63	0.76	79.73	12.44	123.69	18.17	182.46	11.11	0.48	1.15	13.43
WVFC	WVS Financial Corp.	9.92	9.92	0.67	6.96	0.71	7.37	0.07	209.01	11.12	93.73	9.28	93.73	11.01	0.40	2.35	28.76

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	7.82	7.82	NA	NA	NA	NA	0.43	154.82	NA	80.90	9.23	80.90	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	14.42	14.34	0.19	1.72	0.27	2.41	NA	NA	67.91	182.02	26.55	183.07	68.53	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	24.96	24.96	0.15	0.59	0.46	1.75	2.09	61.74	56.13	98.30	24.36	98.30	56.13	NA	NA	NM
FFBW	FFBW, Inc. (MHC)	22.18	22.15	0.16	0.73	0.42	1.96	0.40	186.69	54.47	113.42	26.58	113.58	46.66	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	8.39	8.39	1.37	16.51	1.35	16.24	0.42	249.25	15.10	235.79	20.04	235.79	15.10	0.40	1.34	20.20
HONE	HarborOne Bancorp. Inc. (MHC)	12.39	11.96	0.48	3.73	0.49	3.84	1.25	55.58	51.39	165.74	16.48	210.56	46.42	NA	NA	NM
KFFB	Kentucky First Federal Bancorp (MHC)	21.27	17.49	0.38	1.75	0.20	0.92	NA	NA	NM	99.42	20.70	127.16	131.83	0.40	5.06	666.67
LSBK	Lake Shore Bancorp. Inc. (MHC)	14.43	14.43	0.68	4.55	0.70	4.71	0.94	98.40	23.08	111.07	16.24	111.07	23.85	0.48	3.20	67.69
MGYR	Magyar Bancorp, Inc. (MHC)	8.23	8.23	0.33	3.95	0.39	4.58	2.25	77.08	24.74	126.95	10.18	126.95	24.97	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	16.97	16.47	0.63	3.66	0.85	4.90	1.17	22.86	37.46	156.19	26.53	161.62	37.04	0.40	1.69	63.49
PDLB	PDL Community Bancorp (MHC)	17.01	17.01	-0.09	-0.46	0.13	0.72	1.79	70.36	NM	154.52	25.45	154.52	102.18	NA	NA	NM
PVBC	Provident Bancorp, Inc. (MHC)	13.35	13.35	0.91	6.95	0.83	6.34	NA	NA	22.68	173.57	22.30	173.57	22.89	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	6.96	6.76	NA	NA	NA	NA	NA	NA	NA	126.08	14.65	128.18	NA	NA	NA	NA
TFSL	TFS Financial Corporation (MHC)	12.44	12.38	0.62	4.91	NA	NA	1.30	23.49	59.66	279.11	34.11	280.68	NA	1.00	5.78	317.24

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2017 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

HarborOne Bancorp, Inc.

Prices as of May 17, 2019

			Subject		Peer Group				Massachusetts				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	44.60	x	16.14	x	14.64	x	17.48	x	15.08	x	16.59	x	14.78	x
Price-core earnings multiple	=	P/CE	34.45	x	15.72	x	14.38	x	14.89	x	14.95	x	15.80	x	13.82	x
Price-book ratio	=	P/B	85.18%		121.70%		117.64%		131.26%		123.56%		122.40%		114.45%
Price-tangible book ratio	=	P/TB	97.85%		133.20%		126.30%		137.22%		132.40%		136.12%		125.57%
Price-assets ratio	=	P/A	13.08%		15.55%		15.48%		13.62%		14.28%		14.61%		14.58%

Valuation Parameters				Adjusted

Pre-Conversion Earnings (Y)	$11,210,612	(12 Mths 3/19(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$14,568,612	(12 Mths 3/19(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$363,547,000	(2)	ESOP Amortization (T)	20.00	Years
Pre-Conv. Tang. Book Value (B)	$286,173,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$3,656,095,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	2.23%		Fixed Expenses	$2,275,000
Tax rate (TAX)	27.00%		Variable Expenses (Blended Commission %)	0.68%
After Tax Reinvest. Rate (R)	1.63%		Percentage Sold (PCT)	53.0833%
Est. Conversion Expenses (1)(X)	1.53%		MHC Assets	$99,000
Insider Purchases	$1,815,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	28.50%
Foundation Cash Contribution (FC)	$—		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$—		% of Options taxable O4)	25.00%
Foundation Tax Benefit (FT)	$—

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y - FC * R)	V=	$508,634,150
	1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2. V=	P/Core E * (YC)	V=	$508,634,150
	1 - P/Core E * PCT* ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3. V=	P/B * (B-FC+FT)	V=	$508,634,150
	1 - P/B * PCT * (1-X-E-M)

4. V=	P/TB * (B-FC+FT)	V=	$508,634,150
	1 - P/TB * PCT * (1-X-E-M)

5. V=	P/A * (A-FC+FT)	V=	$508,634,150
	1 - P/A*PCT * (1-X-E-M)

Shares
		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	31,050,000	27,442,927	58,492,927	0	58,492,927	1.7961
Midpoint	27,000,000	23,863,415	50,863,415	0	50,863,415	1.5618
Minimum	22,950,000	20,283,903	43,233,903	0	43,233,903	1.3276

Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$310,500,000	$274,429,270	$584,929,270	0	$584,929,270
Midpoint	$270,000,000	$238,634,150	$508,634,150	0	$508,634,150
Minimum	$229,500,000	$202,839,030	$432,339,030	0	$432,339,030

(1) Estimated offering expenses at midpoint of the offering.

(2) Adjusted to reflect consolidation and reinvesment of $99,000 MHC net assets.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

HarborOne Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$432,339,030
	Exchange Ratio	1.32756

	2nd Step Offering Proceeds	$229,500,000
	Less: Estimated Offering Expenses	3,844,938
	2nd Step Net Conversion Proceeds	$225,655,063

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$225,655,063
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(18,360,000)
	Less: RRP Stock Purchases (2)	(9,180,000)
	Net Cash Proceeds	$198,115,063
	Estimated after-tax net incremental rate of return	1.63%
	Earnings Increase	$3,225,115
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)(4)	(390,140)
	Less: RRP Vesting (4)	(1,340,280)
	Less: Option Plan Vesting (5)	(1,219,850)
	Net Earnings Increase	$274,845

3. Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(6)	Increase	Conversion
12 Months ended March 31, 2019 (reported)	$11,210,612	$274,845	$11,485,457
12 Months ended March 31, 2019 (core)	$14,568,612	$274,845	$14,843,457

4. Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion(6)	Proceeds	and Other	Conversion
March 31, 2019	$363,547,000	$198,115,063	$0	$561,662,063
March 31, 2019 (Tangible)	$286,173,000	$198,115,063	$0	$484,288,063

5. Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion(6)	Proceeds	and Other	Conversion
March 31, 2019	$3,656,095,000	$198,115,063	$0	$3,854,210,063

(1)         Includes ESOP purchases of 8% of the second step offering.

(2)         Includes RRP purchases of 4% of the second step offering.

(3)         ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.

(4)         ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:                                      27.00%

(5)         Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(6)         Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

HarborOne Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$508,634,150
	Exchange Ratio	1.56183

	2nd Step Offering Proceeds	$270,000,000
	Less: Estimated Offering Expenses	4,124,388
	2nd Step Net Conversion Proceeds	$265,875,613

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$265,875,613
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(21,600,000)
	Less: RRP Stock Purchases (2)	(10,800,000)
	Net Cash Proceeds	$233,475,613
	Estimated after-tax net incremental rate of return	1.63%
	Earnings Increase	$3,800,749
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)(4)	(594,400)
	Less: RRP Vesting (4)	(1,576,800)
	Less: Option Plan Vesting (5)	(1,435,118)
	Net Earnings Increase	$194,432

3. Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(6)	Increase	Conversion
12 Months ended March 31, 2019 (reported)	$11,210,612	$194,432	$11,405,044
12 Months ended March 31, 2019 (core)	$14,568,612	$194,432	$14,763,044

4. Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion (6)	Proceeds	of Foundation	Conversion
March 31, 2019	$363,547,000	$233,475,613	$0	$597,022,613
March 31, 2019 (Tangible)	$286,173,000	$233,475,613	$0	$519,648,613

5. Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion (6)	Proceeds	of Foundation	Conversion
March 31, 2019	$3,656,095,000	$233,475,613	$0	$3,889,570,613

(1)         Includes ESOP purchases of 8% of the second step offering.

(2)         Includes RRP purchases of 4% of the second step offering.

(3)         ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.

(4)         ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:                                    27.00%

(5)         Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(6)         Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

HarborOne Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$584,929,270
	Exchange Ratio	1.79611

	2nd Step Offering Proceeds	$310,500,000
	Less: Estimated Offering Expenses	4,403,838	1.42%
	2nd Step Net Conversion Proceeds	$306,096,163

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$306,096,163
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(24,840,000)
	Less: RRP Stock Purchases (2)	(12,420,000)
	Net Cash Proceeds	$268,836,163
	Estimated after-tax net incremental rate of return	1.63%
	Earnings Increase	$4,376,384
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)(4)	(798,660)
	Less: RRP Vesting (4)	(1,813,320)
	Less: Option Plan Vesting (5)	(1,650,385)
	Net Earnings Increase	$114,019

3. Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(6)	Increase	Conversion
12 Months ended March 31, 2019 (reported)	$11,210,612	$114,019	$11,324,630
12 Months ended March 31, 2019 (core)	$14,568,612	$114,019	$14,682,630

4. Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion (6)	Proceeds	of Foundation	Conversion
March 31, 2019	$363,547,000	$268,836,163	$0	$632,383,163
March 31, 2019 (Tangible)	$286,173,000	$268,836,163	$0	$555,009,163

5. Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion (6)	Proceeds	of Foundation	Conversion
March 31, 2019	$3,656,095,000	$268,836,163	$0	$3,924,931,163

(1)         Includes ESOP purchases of 8% of the second step offering.

(2)         Includes RRP purchases of 4% of the second step offering.

(3)         ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.

(4)         ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:                                     27.00%

(5)         Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(6)         Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT 4

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit 4

HarborOne Bancorp, Inc.

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Stock Ownership Data as of March 31, 2019

Financial Data as of March 31, 2019

Reflects Pro Forma Market Value as of May 17, 2019

Key Input Assumptions

Mid-Tier Stockholders’ Equity	$363,448,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	46.9258%	(PCT)
Pro Forma Market Value	$508,634,150	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$99,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

(BOOK-WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	46.9258%

(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	46.9167% (rounded)

Current Ownership

MHC Shares	17,281,034	53.07%
Public Shares	15,279,102	46.93%
Total Shares	32,560,136	100.00%

EXHIBIT 5

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives.  Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (35)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (31)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (32)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com
Carla Pollard, Senior Vice President (29)	(703) 647-6556	cpollard@rpfinancial.com

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4250 North Fairfax Drive	Telephone: (703) 528-1700
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